R E S T A T E D  A R T I C L E S  O F  I N C O R P 0 R A T I 0N

KNOW ALL MEN BY THESE PRESENTS:

     That we, the undersigned, have voluntarily associated ourselves together for the purpose of forming a corporation under and pursuant to the laws of the State of Nevada, and we do hereby certify:

     FIRST:  The name of the corporation is:
     KANAKARIS COMMUNICATIONS, INC.

     SECOND: The principal office of the corporation is to be located VAZQUEZ & ASSOCIATES 4660 South Eastern, Ste. 102, City of Las Vegas, County of Clark, State of Nevada, and that the Resident Agent in charge thereof is NELSON VAZQUEZ but the corporation may maintain an office at such towns, cities and places outside the State of Nevada as the Board of Directors may, from time to time, determine, or as may be designated by the By laws of the corporation.

     THIRD: That the purpose for which said corporation is formed, and the nature of the objects proposed to be transacted and carried on by it are: To engage in any lawful activity or practice.

     FOURTH: The total authorized capital stock of the corporation shall be One-Hundred-Million Shares of Class A Common stock of the Par Value of .001 without par value all of which shall be entitled to voting power.

     FIFTH: The members of the governing board shall be styled Directors, and the number of such Board of Directors shall not be less than two (2) nor more than five (5), and the names and addresses of the first Board of Directors consisting of members, are as follows:



NAME                                   POST OFFICE ADDRESS

JAMES MICHAEL SKILES                   3950 Koval Lane #1084
                                       Las Vegas, NV 89109

AL DiCICCO                             3950 Koval Lane #1084
                                       Las Vegas, NV 89109

     SIXTH: The capital stock of the corporation, after the amount of the subscription price had been paid in money, property or services, as the Directors shall determine, shall not be subject to assessment to pay the debt of the corporation, nor for any other purpose, and no stock issued as fully paid up shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended in this particular.

     SEVENTH:  Rescinded on June 26, 1997.

     EIGHTH: The names and post office addresses of each of the incorporators signing these Articles of Incorporation are as follows:



 NAME                        POST OFFICE
                             ADDRESSES

JAMES MICHAEL SKILES         3950 Koval Lane #1084
                             Las Vegas, NV 89109

AL DiCICCO                   3950 Koval Lane #1084
                             Las Vegas, NV 89109


     NINTH: The corporation shall have perpetual existence.

     TENTH: The stockholders of the corporation shall not be individually liable for the debts or the liabilities of the corporation, except that the holder of shares of stock not fully paid shall be personally liable to the corporation in amounts not to exceed the amount unpaid on the shares held by, him, at the subscription price, then, and then only, when there is a written contract of subscription of stock.

     ELEVENTH: The Board of Directors shall have the power and authority to make and alter or amend the By Laws, to fix the amount in each or to otherwise be reserved as working capital, and to authorize and cause to be executed, mortgages, and other liens upon the property, business and franchises of the corporation.